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                                                           EXHIBIT 5.1


                          [LATHAM & WATKINS LETTERHEAD]




                               February 26, 1997


General Cigar Holdings, Inc.
387 Park Avenue South - 6th Floor
New York, New York 10016-8899

         Re:  Registration Statement on Form S-1
              General Cigar Holdings, Inc.
              Registration Statement No. 333-18791

Ladies/Gentlemen:

         In connection with the registration of shares of Class A common stock of General Cigar Holdings, Inc., a Delaware corporation (the "Company"), par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), by the Company, on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on December 24, 1996 (File No. 333-18791), as amended by Amendment No. 1 filed with the Commission on January 30, 1997, Amendment No. 2 filed with the Commission on February 21, 1997 and Amendment No. 3 filed with the Commission on February 26, 1997 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

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         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

         Subject to the foregoing, it is our opinion that the Shares have been duly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                       Very truly yours,


                                       /s/ Latham & Watkins